Exhibit 5.1

May 26, 2021

Reviva Pharmaceuticals Holdings, Inc.

19925 Stevens Creek Blvd., Suite 100

Cupertino, CA 95014

Ladies and Gentlemen:

We have acted as counsel for Reviva Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), covering an underwritten public offering of (i) up to 1,192,945 shares (the “Shares”) of common stock par value $0.0001 per share (the “Common Stock”), including up to 155,601 Shares that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters, (ii) warrants to purchase up to 894,709 shares of Common Stock (each an “Investor Warrant,” and each share of Common Stock underlying an Investor Warrant, an “Investor Warrant Share”), including Investor Warrants to purchase up to 116,701 shares of Common Stock that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriters, and (iii) pre-funded warrants to purchase up to 1,037,344 shares of Common Stock (each a “Pre-Funded Warrant,” and each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”). The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-255323), which was originally filed on April 19, 2021, as amended by Amendment No. 1 thereto filed on May 10, 2021, as further amended by Amendment No. 2 thereto filed on May 19, 2021, and as further amended by Amendment No. 3 thereto filed on May 25, 2021, which was declared effective on May 26, 2021 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”). The Shares, Investor Warrants and Pre-Funded Warrants are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the several underwriters named therein. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement, (iv) the Prior Registration Statement and related Prospectus, (v) the form of Underwriting Agreement, (vi) the form of Investor Warrant Agency Agreement, including the form of Investor Warrant, (vii) the form of Pre-Funded Warrants, and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares, when issued and sold as contemplated in the Prior Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) when the Investor Warrants are duly executed and delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, such Investor Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iii) when the Pre-Funded Warrants are duly executed and delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, such Pre-Funded Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iv) the Investor Warrant Shares have been duly authorized and, when issued upon the due exercise of the Investor Warrants, will be validly issued, fully paid and non-assessable, and (v) the Pre-Funded Warrant Shares have been duly authorized and, when issued upon the due exercise of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Investor Warrants and the Pre-Funded Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is a part of the Prior Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP